FOR: PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT: Scott Long,

Chief Financial Officer, PW Eagle, Inc.

541-343-0200

PW Eagle Board Authorizes $40 Million Share Repurchase

Eugene, Oregon -- June 16, 2006 - The Board of Directors of PW Eagle authorized the Strategic Committee to repurchase up to $40 million of the company's outstanding shares. Repurchases may be made in the open market and in privately negotiated transactions. This authority may be exercised from time to time until June 30, 2008 and in such amounts as market conditions warrant, and subject to regulatory considerations.

PW Eagle is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings. Together they operate twelve manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to the implementation of a stock repurchase program, involve known and unknown risks and uncertainties that may cause the implementation of the program to differ materially from expectations. Execution or timing of the program could differ if the economy, and particularly the segments of the economy that impact the Company's business, does not grow and perform at least as well as forecast. In addition, the program implementation may change if the results of operations differ from expectations as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2005 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. There can be no guarantee that the Company will consider or actively pursue any of the strategic alternatives identified above. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

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